EXHIBIT 10.2

SUBLEASE

         THIS SUBLEASE (this “Sublease”) is made and entered into as of the 14th day of June, 2002, by and between GATEWAY, INC., a Delaware corporation (hereinafter called “Sublandlord”), as sublandlord, and COSTAR REALTY INFORMATION, INC., a Delaware corporation (hereinafter called “CRII”), and COSTAR GROUP, INC., a Delaware corporation (hereinafter called “CGI”; CRII and CGI are hereinafter collectively called “Subtenant”), jointly and severally, as subtenant.

W I T N E S S E T H:

         WHEREAS, by that certain Amended and Restated Lease dated as of April 15, 1999 (the “Original Lease”), as amended by that certain First Amendment to Amended and Restated Lease Agreement dated as of April 17, 2000 (the “First Amendment”; the Original Lease and the First Amendment are hereinafter collectively referred to with all amendments and agreements regarding same as the “Prime Lease”), a copy of which Prime Lease is attached hereto as Exhibit “A” and by this reference made a part hereof, Carramerica Development, Inc., a Delaware corporation (hereinafter, together with its successors and assigns, called “Landlord”), leased to Sublandlord the entirety of a building located at 4535 Towne Centre Court in San Diego, California containing approximately 41,551 gross rentable square feet (the “Premises” and sometimes also referred to herein as the “Building”); and

         WHEREAS, subject to the consent of Landlord, Subtenant desires to sublease from Sublandlord, and Sublandlord desires to sublease to Subtenant, the Premises, all upon the terms and subject to the conditions and provisions hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, Sublandlord and Subtenant hereby agree as follows:

         1.     Demise; Use. Sublandlord hereby leases to Subtenant and Subtenant hereby leases from Sublandlord the Premises for the term and rental and upon the other terms and conditions hereinafter set forth, to be used and occupied by Subtenant solely for the purpose of general office purposes and for no other purpose.

         2.     Term. The term of this Sublease shall commence (the “Commencement Date”) on September 1, 2002 and, unless sooner terminated pursuant to the provisions hereof, shall terminate on the earlier of August 31, 2007 and the prior termination of the term of the Prime Lease. As used herein, the phrase “Lease Year” shall mean the twelve calendar month period commencing on the Rent Commencement Date (as hereinafter defined)(or, if the Rent Commencement Date is not the first day of a calendar month, then commencing on the first day of the calendar month during which the Rent Commencement Date occurs) and each anniversary thereof, except that (a) the last Lease Year may not be twelve calendar months and shall terminate on the last day of the term of this Sublease, and (b) the first Lease Year shall include that period of time from the Commencement Date to and including the Rent Commencement Date. Notwithstanding the foregoing, solely for purposes of performing certain improvements, alterations and/or additions to the Premises, Subtenant shall be permitted access to the Premises following Landlord’s consent to this Sublease but prior to the Commencement Date (which Sublandlord and Subtenant anticipate as of the time of the full execution of this Sublease shall be on or about the date upon which this Sublease is fully executed and Landlord’s consent hereto is obtained); provided, however, (1) in no event shall the foregoing be deemed to be Sublandlord’s consent to any such alterations, additions and/or improvements, which such alterations, additions and/or improvements shall be performed in strict accordance with the terms and provisions of this Sublease, (2) in the event that Subtenant occupies any portion of the Premises for the conduct of its business operations therein prior to the Commencement Date, then the Commencement Date shall be deemed to have occurred on the date upon which Subtenant commenced the conduct of its business from the Premises, notwithstanding that the conditions set forth above for the occurrence of the Commencement Date have not been met, and (3) although Subtenant shall not be obligated to pay any Minimum Rent during such pre-term occupancy, Subtenant shall be responsible to comply with all of the other terms and conditions of this Sublease with respect to such pre-term occupancy, including, without limitation, the obligation to pay for any and all additional costs (including pass-throughs from the Prime Lease) and all utilities provided to the Premises during such period of time.

3.	Base Rent.

(a) Commencing on the Rent Commencement Date, Subtenant shall pay to Sublandlord base annual rental (hereinafter called “Minimum Rent”) for the Premises as follows:

	Annual Minimum
	Rent Rate Per	Annual Minimum Rent
	Rentable Square	(based on 41,551	Monthly
Time Period	Foot	Rentable Square Feet)	Installments

1st Lease Year	$20.64	$857,612.64	$71,467.72

2nd Lease Year	$21.26	$883,374.26	$73,614.52

3rd Lease Year	$21.90	$909,966.90	$75,830.58

4th Lease Year	$22.55	$936,975.05	$78,081.25

5th Lease Year	$23.23	$965,229.73	$80,435.81

Annual Minimum Rent shall be due and payable in twelve equal installments. Each such installment shall be due and payable in advance on the fifth day prior to the first day of each calendar month of the term hereof. If the term of this Sublease commences on a day other than the first day of a month or ends on a day other than the last day of a month, Minimum Rent for such month shall be prorated; prorated Minimum Rent for any such partial first month of the term hereof shall be paid on the date on which the term commences. Notwithstanding anything in this Sublease to the contrary, Subtenant shall pay to Sublandlord the first monthly installment of Minimum Rent due under this Sublease upon the execution and delivery of this Sublease by Subtenant to Sublandlord.

(b) All Minimum Rent and additional rent shall be paid without setoff or deduction whatsoever and shall be paid to Sublandlord at its office at the following address: Real Estate Administration, Gateway, Inc., 610 Gateway Drive Y91, North Sioux City, South Dakota 97049 or at such other place as Sublandlord may designate by notice to Subtenant.

(c) Sublandlord and Subtenant acknowledge and agree that so long as Subtenant is not then in default under this Sublease, Subtenant shall be entitled to an abatement of the Minimum Rent due and owing under this Sublease for the first sixty (60) days of the term of this Sublease following the Commencement Date (the expiration of such sixty (60) day period is hereinafter referred to as the “Rent Commencement Date”); provided, however, during such abatement period, Subtenant shall remain responsible to pay under this Sublease any and all amounts due and owing for additional rent due hereunder (including all pass-throughs from the Prime Lease) and all utilities provided to the Premises.

4.	Additional Rent; Payments; Interest.

(a) Except for “Base Rent” (as such term is defined in the Prime Lease and for the payment of which Subtenant shall have no obligation under this Sublease), Subtenant shall also pay to Sublandlord all other amounts payable by Sublandlord under the Prime Lease which are attributable to the Premises or attributable to Subtenant, its agents, employees, customers or invitees, including without limitation, the Operating Cost Share Rent, the Tax Share Rent, the Parking Rent, if any, and the Additional Rent (as such terms are defined in the Prime Lease). By way of example and not by way of limitation, charges by Landlord for furnishing air conditioning or heating to the Premises at times in addition to those certain times specified in the Prime Lease, costs incurred by Landlord in repairing damage to the Building caused by an employee of Subtenant, increased insurance premiums due as a result of Subtenant’s use of the Premises, and amounts expended or incurred by Landlord on account of any default by Subtenant which gives rise to a default under the Prime Lease would be amounts payable by Subtenant pursuant to this Subsection 4(a).

(b) Each amount due to Sublandlord pursuant to Subsection 4(a) above and each other amount payable by Subtenant hereunder, unless a date for payment of such amount is provided for elsewhere in this Sublease, shall be due and payable on the fifth day following the date on which Landlord or Sublandlord has given notice to Subtenant of the amount thereof, but in no event later than the date on which any such amount is due and payable under the Prime Lease.

(c) All amounts other than Minimum Rent payable to Sublandlord under this

Sublease shall be deemed to be additional rent due under this Sublease. All past due installments of Minimum Rent and additional rent shall bear interest from the date due until paid at the rate per annum equal to five percent (5%) in excess of the Prime Rate (as hereinafter defined) in effect from time to time, which rate shall change from time to time as of the effective date of each change in the Prime Rate, unless a lesser rate shall then be the maximum rate permissible by law with respect thereto, in which event said lesser rate shall be charged. For the purposes of this Sublease, the term “Prime Rate” shall mean the rate of interest announced from time to time by Bank One, N.A. as its prime or corporate base rate.

(d) Subtenant shall pay Landlord on the due dates for services requested by Subtenant which are billed by Landlord directly to Subtenant rather than Sublandlord.

(e) In addition to the Minimum Rent payable pursuant to Section 3 above, from and after the Commencement Date, for each calendar year of the term, Subtenant, as additional rent, shall pay Subtenant’s Percentage Share (which Sublandlord and Subtenant acknowledge and agree is equal to 100%) of Operating Cost Share Rent, Tax Share Rent, Parking Rent, if any, and Additional Rent payable by Sublandlord for the then current calendar year. Sublandlord shall give Subtenant written notice of Sublandlord’s estimate of the amount of additional rent per month payable pursuant to this Subsection for each calendar year following Sublandlord’s receipt of Landlord’s estimate of such amounts payable under the Prime Lease. Thereafter, the additional rent payable pursuant to this Subsection shall be determined and adjusted in accordance with the provisions below.

(f) The determination and adjustment of additional rent contemplated under Subsection 4(e) above shall be made in accordance with the following procedures:

(1) Upon receipt of a statement from Landlord specifying the estimated Operating Cost Share Rent, Tax Share Rent, Parking Rent, if any, and Additional Rent to be charged to Sublandlord under the Prime Lease with respect to each calendar year, or as soon after receipt of such statement as practicable, Sublandlord shall give Subtenant written notice of its estimate of additional rent payable under Subsection 4(e) for the ensuing calendar year, which estimate shall be prepared based on the estimate received from Landlord (as Landlord’s estimate may change from time to time), together with a copy of the statement received from Landlord. Sublandlord’s estimate of additional rent to be paid by Subtenant pursuant to this Sublease shall not exceed Subtenant’s Percentage Share of Landlord’s estimate delivered to Sublandlord pursuant to the Prime Lease (as Landlord’s estimate may change from time to time). On or before the first day of each month during each calendar year, Subtenant shall pay to Sublandlord as additional rent one-twelfth (1/12th) of such estimated amount together with the Minimum Rent.

(2) In the event Sublandlord’s notice set forth in Subsection 4(f)(1) is not given in December of the calendar year preceding the calendar year for which Sublandlord’s notice is applicable, as the case may be, then until the calendar month after such notice is delivered by Sublandlord, Subtenant shall continue to pay to Sublandlord monthly, during the ensuing calendar year, estimated payments equal to the amounts payable hereunder during the calendar year just ended. Upon receipt of any such post-December notice Subtenant shall (i) commence as of the immediately following calendar month, and continue for the remainder of the calendar year, to pay to Sublandlord monthly such new estimated payments and (ii) if the monthly installment of the new estimate of such additional rent is greater than the monthly installment of the estimate for the previous calendar year, pay to Sublandlord within thirty (30) days of the receipt of such notice an amount equal to the difference of such monthly installment multiplied by the number of full and partial calendar months of such year preceding the delivery of such notice.

(3) Within thirty (30) days after the receipt by Sublandlord of a final statement of such costs from Landlord with respect to each calendar year, Sublandlord shall deliver to Subtenant a statement of the adjustment to be made pursuant to Section 4(f) hereof for the calendar year just ended, together with a copy of the statement received by Sublandlord from Landlord. If on the basis of such statement Subtenant owes an amount that is less than the estimated payments for the calendar year just ended previously paid by Subtenant, Sublandlord shall credit such excess to the next payments of rent coming due or, if the term of this Sublease is about to expire, so long as Subtenant is not in default under this Sublease, promptly refund such excess to Subtenant. If on the basis of such statement Subtenant owes an amount that is more than the estimated payments for the calendar year just ended previously made by Subtenant, Subtenant shall pay the deficiency to Sublandlord within thirty (30) days after delivery of the statement from Sublandlord to Subtenant.

(4) For partial calendar years during the term of this Sublease, the amount of additional rent payable pursuant to Subsection 4(f) that is applicable to that partial calendar year shall be prorated based on the ratio of the number of days of such partial calendar year falling during the term of this Sublease to 365. The expiration or earlier termination of this Sublease shall not affect the obligations of Sublandlord and Subtenant pursuant to this Section 4, and such obligations shall survive and remain to be performed after any expiration or earlier termination of this Sublease.

5.	Condition of Premises and Construction of Improvements.

Subtenant hereby acknowledges and agrees that it is to demise the Premises in an “as-is” condition and Subtenant’s taking possession of the Premises shall be conclusive evidence as against Subtenant that the Premises were in good order and satisfactory condition when Subtenant took possession. No promise of Sublandlord to alter, remodel or improve the Premises, and no representation respecting the condition of the Premises have been made by Sublandlord to Subtenant. Upon the expiration of the term hereof, or upon any earlier termination of the term hereof or of Subtenant’s right to possession, Subtenant shall surrender the Premises in at least as good condition as at the commencement of the term of this Sublease, ordinary wear and tear excepted.

6.	The Prime Lease.

(a) This Sublease and all rights of Subtenant hereunder and with respect to the Premises are subject to the terms, conditions and provisions of the Prime Lease. Subtenant hereby assumes and agrees to perform faithfully and be bound by, with respect to the Premises, all of Sublandlord’s obligations, covenants, agreements and liabilities under the Prime Lease and all terms, conditions, provisions and restrictions contained in the Prime Lease except:

(i) for the payment of “Base Rent” (as such term is defined in the Prime Lease);

(ii) that Subtenant shall not have any obligations to construct or install tenant improvements except as may be provided herein; and

(iii) that the following provisions of the Prime Lease do not apply to this Sublease: any provisions in the Prime Lease allowing or purporting to allow Sublandlord any rent concessions or abatements or construction or refurbishment allowances, any provisions allowing Sublandlord to extend or renew the term of the Prime Lease (including, without limitation, Section 30 of the Prime Lease), any provisions of the Prime Lease granting any option to purchase or lease the Building or any other space in the Building or Project (including, without limitation, Section 39 of the Prime Lease), Section 17.E. of the Prime Lease, Section 26.J. of the Prime Lease, Section 28.H. of the Prime Lease, and Section 36 of the Prime Lease.

(b) Without limitation of the foregoing:

(i) Subtenant shall not make any changes, alterations or additions in or to the Premises except as otherwise expressly provided herein. In connection therewith, Sublandlord and Subtenant acknowledge and agree that Subtenant may desire to make certain alterations, additions and/or improvements to the Premises following its occupancy thereof (hereinafter referred to as the “Subtenant Work”). Such Subtenant Work shall be performed at the sole cost and expense of Subtenant and shall strictly conform to all the terms and provisions of the Prime Lease. Subtenant shall obtain the approval of both the Landlord and Sublandlord with respect to any and all aspects of the Subtenant Work prior to commencing same;

(ii) If Subtenant desires to take any other action and the Prime Lease would require that Sublandlord obtain the consent of Landlord before undertaking any action of the same kind, Subtenant shall not undertake the same without the prior written consent of Sublandlord. Sublandlord may condition its consent on the consent of Landlord being obtained and may require Subtenant to contact Landlord directly for such consent;

(iii) All rights given to Landlord and its agents and representatives by the Prime Lease to enter the premises covered by the Prime Lease shall inure to the benefit of Sublandlord and their respective agents and representatives with respect to the Premises;

(iv) Sublandlord shall also have all other rights, and all privileges, options, reservations and remedies, granted or allowed to, or held by, Landlord under the Prime Lease;

(v) Subtenant shall maintain insurance of the kinds and in the amounts required to be maintained by Sublandlord under the Prime Lease. All policies of liability insurance shall name as additional insureds the Landlord and Sublandlord and their respective officers, directors or partners, as the case may be, and the respective agents and employees of each of them; and

(vi) Subtenant shall not do anything or suffer or permit anything to be done which could result in a default under the Prime Lease or permit the Prime Lease to be canceled or terminated.

(c) Notwithstanding anything contained herein or in the Prime Lease which may appear to be to the contrary, Sublandlord and Subtenant hereby agree as follows:

(i) (A) Subtenant shall not, without the prior written consent of Sublandlord, assign, mortgage, pledge, hypothecate or otherwise transfer or permit the transfer of this Sublease or any interest of Subtenant in this Sublease, by operation of law or otherwise, or permit the use of the Premises or any part thereof by any persons other than Subtenant and Subtenant’s employees, or sublet the Premises or any part thereof. Sublandlord shall not unreasonably withhold, condition or delay its consent to any such transfer; provided, however, it shall not be unreasonable for Sublandlord to withhold its consent to such transfer if (1) Subtenant is then in default under any of the terms and conditions of this Sublease, (2) the proposed transferee is not sufficiently creditworthy, in Sublandlord’s sole determination, and (3) the proposed transferee is a competitor of Sublandlord or is a governmental agency (the foregoing reasons are not meant to be an exhaustive list of the bases upon which Sublandlord may withhold its consent to such a transfer);

(B) Notwithstanding the foregoing, in no event shall Subtenant be obligated to obtain the consent of Sublandlord in connection with any sub-sublet of all or any portion of the Premises to any entity which is in control of, under common control, or controlled by, Subtenant (any such entity is referred to herein as an “Affiliate”) or an assignment of Subtenant’s interest hereunder to any Affiliate of Subtenant or in connection with the merger, consolidation or reorganization of Subtenant with any other entity or the sale of all or substantially all of Subtenant’s stock or assets provided the following conditions are met: (1) to the extent that the Landlord’s consent under the Prime Lease is required in connection with such a transfer, Subtenant obtains same at its sole cost and expense and provides evidence of same to Sublandlord, (2) Subtenant provides written notice to Sublandlord and Landlord not less than ten (10) business days prior to the effectiveness of such transfer, (3) in the case of a sub-sublet or actual assignment of this Sublease (as opposed to a transfer by operation of law, such as a merger), such sub-subtenant or assignee enters into an agreement in form and content reasonably satisfactory to Sublandlord assuming all of the obligations of the Subtenant hereunder, whether accruing prior to or after the effectiveness of the transfer, (4) there is no release of the Subtenant in connection with any such transfer, (5) the net worth of the Subtenant entity which is liable for the terms and provisions of this Sublease immediately following such transfer is satisfactory to Sublandlord, and (6) no default has occurred under this Sublease beyond applicable notice and cure periods (the transfers noted in this clause (B) are referred to herein as “Permitted Transfers”);

(C) Further, other than in connection with any Permitted Transfers, in the event of any assignment of this Sublease or sub-sublease of the Premises by Subtenant, Subtenant shall pay to Sublandlord fifty percent (50%) of any consideration received by Subtenant for such assignment or sub-sublease, as the case may be, in excess of the rent payable under this Sublease and the reasonable actual out-of-pocket cost incurred by Subtenant solely for brokerage commissions, legal fees and any costs of alterations necessary to effect such transfer, such payment to be provided to Sublandlord no later than thirty (30) days after the determination thereof and the date such excess rent is received by Subtenant;

(ii) neither rental nor other payments hereunder shall abate by reason of any damage to or destruction of the Premises, the premises subject to the Prime Lease, or the Building or any part thereof, unless, and then only to the extent that, rental and such other payments actually abate under the Prime Lease with respect to the Premises on account of such event;

(iii) notwithstanding clause (c)(ii) above, in the event that Sublandlord receives an abatement of rent due under the Prime Lease pursuant to the provisions of Section 4.F. thereof, then Subtenant shall be entitled the same abatement of rent under this Sublease;

(iv) Subtenant shall not have any right to any portion of the proceeds of any award for a condemnation or other taking, or a conveyance in lieu thereof, of all or any portion of the Premises;

(v) If the Prime Lease gives Sublandlord any right to terminate the

Prime Lease in the event of any casualty or condemnation of the Premises, so long as (1) Subtenant is not in default under this Sublease beyond applicable notice and cure periods, and (2) such right to so terminate the Prime Lease is then effective and applicable, Subtenant shall be entitled to the same right to so terminate this Sublease as afforded to Sublandlord under the Prime Lease except that Subtenant shall be required to give notice to Sublandlord of such election to so terminate this Sublease with sufficient time so as to provide Sublandlord with not less than ten (10) business days following Sublandlord’s receipt of such written notice of Subtenant’s election to so terminate this Sublease to permit Sublandlord to elect to terminate the Prime Lease pursuant to the terms and conditions of the Prime Lease;

(vi) Notwithstanding anything contained in Section 22.J. of the Prime Lease, following a written request from Subtenant, Sublandlord shall subordinate any statutory or contractual lien and security interest it may have on Subtenant’s equipment, furniture, moveable trade fixtures or other personal property owned by Subtenant and kept at the Premises to the lien of any bona fide vendor or institutional lender providing financing for Subtenant to acquire such equipment, furniture, moveable trade fixtures or other personal property, such subordination to be pursuant to an instrument which is reasonably satisfactory to Sublandlord;

(vii) Subtenant shall not have any right to exercise or have Sublandlord exercise any option under the Prime Lease, including, without limitation, any option to extend the term of the Prime Lease or lease additional space; and

(viii) In the event of any conflict between the terms, conditions and provisions of the Prime Lease and of this Sublease, the terms, conditions and provisions of this Sublease shall, in all instances, govern and control.

(d) It is expressly understood and agreed that Sublandlord does not assume and shall not have any of the obligations or liabilities of Landlord under the Prime Lease and that Sublandlord is not making the representations, warranties or indemnifications, if any, made by Landlord in the Prime Lease. With respect to work, services, repairs and restoration or the performance of other obligations required of Landlord under the Prime Lease, Sublandlord’s sole obligation with respect thereto shall be to request the same, upon written request from Subtenant, and to use reasonable efforts, at Subtenant’s sole cost and expense, to obtain the same from Landlord. Sublandlord shall not be liable in damages, nor shall rent abate hereunder, for or on account of any failure by Landlord to perform the obligations and duties imposed on it under the Prime Lease. Sublandlord and Subtenant acknowledge and agree that any repair, maintenance and/or replacement obligations with respect to the Premises which are the responsibility of the Sublandlord, as tenant under the Prime Lease, shall be performed by Subtenant at Subtenant’s sole cost and expense. In the event that a condition exists in the Premises that Landlord is obligated to repair under the terms of the Prime Lease, Subtenant shall so advise Sublandlord, and Sublandlord, in turn, shall promptly advise Landlord thereof. At Subtenant’s request, in the event that Landlord fails to fulfill any repair or maintenance obligation under the terms of the

Prime Lease with respect to the Premises, Sublandlord shall use its good faith, due diligent and commercially reasonable efforts to have Landlord fulfill such repair and maintenance obligations, all of which reasonable efforts shall at be Subtenant’s sole cost and expense. All such amounts which are payable by Subtenant hereunder shall be deemed additional rent due under this Sublease. Sublandlord and Subtenant acknowledge and agree that the provisions of Section 26.J. of the Prime Lease provide the “Tenant” under the Prime Lease certain self-help and offset rights under the Prime Lease in the event of a default thereunder by the Landlord. In connection therewith, in the event of such a default by the Landlord under the Prime Lease, upon written request by Subtenant, Sublandlord shall be entitled (but shall have no obligation) to take such steps as are reasonably necessary and permitted under the Prime Lease to effect such self-help and offset rights under the Prime Lease. Subtenant hereby covenants and agrees that it shall be responsible to reimburse to Sublandlord any and all of the costs and expenses incurred by Sublandlord in effecting such cure, to the extent same are not offset against the rent owed by Sublandlord under the Prime Lease. Such amounts shall be deemed additional rent due and owing under this Sublease. Alternatively, Sublandlord may elect to have Subtenant perform such self-help rights under the Prime Lease upon the following terms and conditions: (i) such rights are exercised by Subtenant at its sole cost and expense, (ii) Subtenant obtains the prior written approval by Sublandlord of the acts to be taken by Subtenant with respect to such self-help rights and (iii) Subtenant performs such self-help rights in strict accordance with the terms and provisions of the Prime Lease. In the event that Subtenant performs such self-help acts in accordance with the foregoing terms and provisions and as a result thereof, Sublandlord receives an offset of the rent due under the Prime Lease, then Subtenant shall receive the same offset against the rent due under this Sublease.

(e) Nothing contained in this Sublease shall be construed to create privity of estate or contract between Subtenant and Landlord, except the agreements of Subtenant in Sections 10 and 11 hereof in favor of Landlord, and then only to the extent of the same.

(f) Sublandlord hereby represents and warrants as to the following: (i) as of the date of Sublandlord’s execution of this Sublease, Sublandlord has received no notice of default under the Prime Lease from Landlord, (ii) as of the date of Sublandlord’s execution of this Sublease, Sublandlord has not forwarded any notice of default to Landlord under the Prime Lease which has not been cured, and (iii) as of the date of Sublandlord’s execution of this Sublease, to Sublandlord’s actual knowledge (with no investigation or inquiry), Sublandlord has received no notice that the Premises is not in compliance with applicable laws, codes, rules and/or regulations of applicable governing authorities.

(g) Subject to the terms and provisions of the Prime Lease and this Sublease, so long as Subtenant shall perform all of its obligations under this Sublease, Subtenant shall enjoy peaceful and quiet possession of the Premises in accordance with the terms and provisions of this Sublease against any party claiming through or under Sublandlord. In addition to the foregoing, Sublandlord hereby covenants and agrees that it shall not enter into any modification or amendment to the Prime Lease which materially and adversely affect Subtenant’s rights under this Sublease.

7.	Default by Subtenant.

(a) Upon the happening of any of the following:

(i) Subtenant fails to pay any Minimum Rent within five (5) days after the date it is due;

(ii) Subtenant fails to pay any other amount due from Subtenant hereunder and such failure continues for three (3) days after notice thereof from Sublandlord to Subtenant;

(iii) Subtenant fails to perform or observe any other covenant or agreement set forth in this Sublease and such failure continues for seven (7) days after notice thereof from Sublandlord to Subtenant; or

(iv) any other event occurs which involves Subtenant or the Premises and which would constitute a default under the Prime Lease if it involved Sublandlord or the premises covered by the Prime Lease;

Subtenant shall be deemed to be in default hereunder, and Sublandlord may exercise, without limitation of any other rights and remedies available to it hereunder or at law or in equity, any and all rights and remedies of Landlord set forth in the Prime Lease in the event of a default by Sublandlord thereunder.

(b) In the event Subtenant fails or refuses to make any payment or perform any covenant or agreement to be performed hereunder by Subtenant, Sublandlord may make such payment or undertake to perform such covenant or agreement (but shall not have any obligation to Subtenant to do so). In such event, amounts so paid and amounts expended in undertaking such performance, together with all costs, expenses and attorneys’ fees incurred by Sublandlord in connection therewith, shall be additional rent hereunder.

         8.     Nonwaiver. Failure of Sublandlord to declare any default or delay in taking any action in connection therewith shall not waive such default. No receipt of moneys by Sublandlord from Subtenant after the termination in any way of the term or of Subtenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the term or affect any notice given to Subtenant or any suit commenced or judgment entered prior to receipt of such moneys.

         9.     Cumulative Rights and Remedies. All rights and remedies of Sublandlord under this Sublease shall be cumulative and none shall exclude any other rights or remedies allowed by law.

         10.     Waiver of Claims and Indemnity.

                  (a) Subtenant hereby releases and waives any and all claims against Landlord and Sublandlord and each of their respective officers, directors, partners, agents and employees for injury or damage to person, property or business sustained in or about the Building or the Premises by Subtenant other than by reason of gross negligence or willful misconduct and except in any case which would render this release and waiver void under law.

(b) Subtenant agrees to indemnify, defend and hold harmless Landlord and its beneficiaries, Sublandlord and the managing agent of the Building and each of their respective officers, directors, partners, agents and employees, from and against any and all claims, demands, costs and expenses of every kind and nature, including attorneys’ fees and litigation expenses, arising from Subtenant’s occupancy of the Premises, Subtenant’s construction of any leasehold improvements in the Premises or from any breach or default on the part of Subtenant in the performance of any agreement or covenant of Subtenant to be performed or performed under this Sublease or pursuant to the terms of this Sublease, or from any act or neglect of Subtenant or its agents, officers, employees, guests, servants, invitees or customers in or about the Premises. In case any such proceeding is brought against any of said indemnified parties, Subtenant covenants, if requested by Sublandlord, to defend such proceeding at its sole cost and expense by legal counsel reasonably satisfactory to Sublandlord.

         11.     Waiver of Subrogation. Anything in this Sublease to the contrary notwithstanding, Sublandlord and Subtenant each hereby waive any and all rights of recovery, claims, actions or causes of action against the other and the officers, directors, partners, agents and employees of each of them, and Subtenant hereby waives any and all rights of recovery, claims, actions or causes of action against Landlord and its agents and employees for any loss or damage that may occur to the Premises or any improvements thereto, or any personal property of any person therein or in the Building, by reason of fire, the elements or any other cause insured against under valid and collectible fire and extended coverage insurance policies, regardless of cause or origin, including negligence, except in any case which would render this waiver void under law, to the extent that such loss or damage is actually recovered under said insurance policies.

         12.     Brokerage Commissions. Each party hereby represents and warrants to the other that other than Julien J. Studley, Inc. and BRE Commercial Real Estate (whose commissions shall be paid by Sublandlord) it has had no dealings with any real estate broker or agent in connection with this Sublease, and that it knows of no real estate broker or agent who is or might be entitled to a commission in connection with this Sublease. Each party agrees to protect, defend, indemnify and hold the other harmless from and against any and all claims inconsistent with the foregoing representations and warranties for any brokerage, finder’s or similar fee or commission in connection with this Sublease, if such claims are based on or relate to any act of the indemnifying party which is contrary to the foregoing representations and warranties.

         13.     Successors and Assigns. This Sublease shall be binding upon and inure to the benefit of the successors and assigns of Sublandlord and shall be binding upon and inure to the benefit of the successors of Subtenant and, to the extent any such assignment may be approved,

Subtenant’s assigns. The provisions of Subsection 6(e) and Sections 10 and 11 hereof shall inure to the benefit of the successors and assigns of Landlord.

         14.     Entire Agreement. This Sublease contains all the terms, covenants, conditions and agreements between Sublandlord and Subtenant relating in any manner to the rental, use and occupancy of the Premises. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Sublease cannot be altered, changed, modified or added to except by a written instrument signed by Sublandlord and Subtenant.

         15.     Notices.

                  (a) In the event any notice from the Landlord or otherwise relating to the Prime Lease is delivered to the Premises or is otherwise received by Subtenant, Subtenant shall, as soon thereafter as possible, but in any event within twenty-four (24) hours, deliver such notice to Sublandlord if such notice is written or advise Sublandlord thereof by telephone if such notice is oral.

(b) Notices and demands required or permitted to be given by either party to the other with respect hereto or to the Premises shall be in writing and shall not be effective for any purpose unless the same shall be served either by personal delivery with a receipt requested, by overnight air courier service or by United States certified or registered mail, return receipt requested, postage prepaid; provided, however, that all notices of default shall be served either by personal delivery with a receipt requested or by overnight air courier service, addressed as follows:

if to Sublandlord:	c/o GATEWAY, INC. Real Estate Administration 610 Gateway Drive Y91 North Sioux City, South Dakota 97049

and	c/o GATEWAY, INC. 14303 Gateway Place Poway, California 92064 Attn: General Counsel

if to Subtenant:	COSTAR REALTY INFORMATION, INC. 4535 Towne Centre Court San Diego, California Attn.: Facility Manager

and	COSTAR GROUP, INC. 2 Bethesda Metro Center, 10th Floor Bethesda, Maryland 20814 Attn: Director of Facilities

Notices and demands shall be deemed to have been given two (2) days after mailing, if mailed, or, if made by personal delivery or by overnight air courier service, then upon such delivery. Either party may change its address for receipt of notices by giving notice to the other party.

         16.     Authority. Subject to Section 19 hereof, each party represents and warrants to the other that this Sublease has been duly authorized, executed and delivered by and on behalf of such party and constitutes the valid, enforceable and binding agreement of such party.

         17.     Limitation on Liability. Sublandlord shall not be liable for personal injury or property damage to Subtenant, its officers, agents, employees, invitees, guests, licensees or any other person in the Premises, regardless of how such injury or damage may be caused; provided, however solely as such waiver relates to claims of property damage, the foregoing shall not limit or restrict any liability which may arise solely and directly due to the gross negligence or willful misconduct of Sublandlord. Any property of Subtenant kept or stored in the Premises shall be kept or stored at the sole risk of Subtenant. Subtenant shall hold Sublandlord harmless from any claims arising out of any personal injury or property damage occurring in the Premises, including subrogation claims by Subtenant’s insurance carrier(s) except to the extent noted in the first sentence of this Section 17.

         18.     Consents and Approvals. In any instance when Sublandlord’s consent or approval is required under this Sublease, Sublandlord’s refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required under the provisions of the Prime Lease incorporated herein by reference but has not been obtained from Landlord. Except as otherwise provided herein, Sublandlord shall not unreasonably withhold or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Prime Lease and Landlord has consented to or approved of such matter. If Subtenant shall seek the approval by or consent of Sublandlord and Sublandlord shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublandlord, it being agreed that Subtenant’s sole remedy in connection with an alleged wrongful refusal or failure to approve or consent shall be an action for injunction or specific performance shall be available only in those cases where Sublandlord shall have expressly agreed in this Sublease not to unreasonably withhold or delay its consent.

         19.     Consent of Landlord. The obligations of Sublandlord and Subtenant under this Sublease are conditioned and contingent upon the Landlord consenting hereto. In the event Landlord’s consent is not obtained within thirty (30) days after the date hereof this Sublease shall automatically terminate and become null and void, and neither Sublandlord nor Subtenant shall have any further obligations or liability hereunder or to each other with respect to the Premises. Sublandlord hereby covenants and agrees to use its commercially reasonable efforts to obtain Landlord’s consent to this Sublease as promptly as reasonably possible following the full execution and delivery of this Sublease.

         20.     Examination. Submission of this instrument for examination or signature by Subtenant does not constitute a reservation of or option for the Premises or in any manner bind Sublandlord, and no lease, sublease or obligation on Sublandlord shall arise until this instrument is signed and delivered by Sublandlord and Subtenant and the consent of Landlord is obtained as described in Section 19 above.

         21.     Security Deposit. Subtenant concurrently with the execution of this Sublease, shall deposit with Sublandlord the sum of $284,440.41 (which Sublandlord and Subtenant acknowledge and agree is equal to three (3) months’ gross rent due under this Sublease) as security for the faithful performance by Subtenant of all terms, covenants and conditions of this Sublease in the form of a letter of credit as more particularly set forth below. Such letter of credit shall be in a form consistent with that form of letter of credit attached to this Sublease as Exhibit “C” and issued upon a bank with a minimum long term capital rating of “AA”, with a branch in San Diego, California for purposes of Sublandlord’s ability to draw thereon and shall otherwise be satisfactory to Sublandlord (in its sole and absolute discretion). Further, such letter of credit shall be irrevocable, “evergreen”, “clean” and in the full amount required naming Sublandlord as beneficiary, and providing for partial and multiple draws and shall otherwise be satisfactory to Sublandlord as set forth hereinabove. Such letter of credit shall be held by Sublandlord as security for the faithful performance by Subtenant of all terms, covenants and conditions of this Sublease. Subtenant agrees that Sublandlord may apply (or draw upon, as the case may be) the security deposit to remedy any failure by Subtenant to repair or maintain the Premises or to perform any other terms, covenants and conditions contained herein or make any payment owing hereunder, all following the expiration of applicable notice and cure periods. If Subtenant has kept and performed all terms, covenants and conditions of this Sublease during the term, Sublandlord will, within thirty (30) days after the expiration hereof, promptly return the security deposit to Subtenant or the last permitted assignee of Subtenant’s interest hereunder. Should Sublandlord use (or draw upon, as the case may be) any portion of the security deposit to cure any default by Subtenant hereunder, Subtenant shall forthwith replenish the security deposit to the original amount. Sublandlord shall not be required to keep the security deposit separate from its general funds, and Subtenant shall not be entitled to interest on any such deposit. Subtenant hereby acknowledges and agrees that Sublandlord may draw upon such letter of credit at such time as Sublandlord is permitted to do so under this paragraph 21 or if Subtenant fails to provide Sublandlord with a replacement letter of credit no later than thirty (30) days prior to the expiration date of any then held letter of credit in Sublandlord’s possession. In the event Sublandlord draws down such letter of credit, then Sublandlord shall hold such cash security deposit in accordance with the terms and provisions of this paragraph 21.

         22. Furniture. Sublandlord and Subtenant acknowledge and agree that Subtenant shall be entitled to use, at no additional cost, fee or charge to Subtenant imposed by Sublandlord, the furniture currently located within the Premises and scheduled on Exhibit “B” hereto (the “Furniture”) during the term of this Sublease, and any extensions thereof. During the term of this Sublease, Subtenant shall be responsible, at Subtenant’s sole cost and expense, to maintain such Furniture in good condition and repair and shall surrender same to Sublandlord upon the expiration of the term of this Sublease or earlier termination hereof in good condition and repair, subject to reasonable wear and tear from Subtenant’s use of such Furniture during the term of this Sublease. Subtenant acknowledges and agrees that it shall accept such furniture in its “as-is” condition and in no event does Sublandlord make any representation or warranty of any kind with respect to the Furniture or its adequacy for Subtenant’s purposes and Sublandlord hereby disclaims the delivery of any such warranties, including any warranty of merchantability, fitness for a particular purpose or any thing or nature whatsoever.

         23.     Security System. Sublandlord and Subtenant acknowledge and agree that there is currently located within the Premises a security system servicing the Premises (except that Sublandlord acknowledge and agree that the data processing equipment (the “Data Equipment”) for such security system is located in a building adjacent to the Premises. Subtenant shall be entitled to use, at no additional cost, fee or charge to Subtenant imposed by Sublandlord, the security system currently located within the Premises and scheduled on Exhibit “B-1” attached hereto (the “Security System”) during the term of this Sublease, and any extensions thereof. Subtenant shall be responsible, at Subtenant’s sole cost and expense, to surrender such Security System to Sublandlord upon the expiration of the term of this Sublease or earlier termination hereof in the condition and in the manner required under the Prime Lease. Subtenant acknowledges and agrees it shall accept such security system in its “as-is” condition and that in no event does Sublandlord make any representation or warranty of any kind with respect to the Security System or its adequacy for Subtenant’s purposes and Sublandlord hereby disclaims the delivery of any such warranties, including any warranty of merchantability, fitness for a particular purpose or any thing or nature whatsoever. Further, Subtenant hereby acknowledges and agrees that in no event shall Subtenant have any right to use or access the Data Equipment.

         24.     Server Infrastructure Network. Sublandlord and Subtenant acknowledge and agree that there is currently located within the Premises server room hardware, air conditioners and a fire suppression system (and related furniture). Subtenant shall be entitled to use, at no additional cost, fee or charge to Subtenant imposed by Sublandlord, such server room hardware, air conditioners and a fire suppression system (and related furniture currently located within the Premises and scheduled on Exhibit “B-2” attached hereto (the “Server Infrastructure Network”) during the term of this Sublease, and any extensions thereof. Subtenant shall be responsible, at Subtenant’s sole cost and expense, to surrender such Server Infrastructure Network to Sublandlord upon the expiration of the term of this Sublease or earlier termination hereof in the condition and in the manner required under the Prime Lease. Subtenant acknowledges and agrees it shall accept such Server Infrastructure Network in its “as-is” condition and that in no event does Sublandlord make any representation or warranty of any kind with respect to the Server Infrastructure Network or its adequacy for Subtenant’s purposes and Sublandlord hereby disclaims the delivery of any such warranties, including any warranty of merchantability, fitness for a particular purpose or any thing or nature whatsoever.

         25.     Parking. During the term of this Sublease, so long as Subtenant is not in default under this Sublease, Subtenant and its employees shall be entitled to use Subtenant’s Percentage Share of the parking rights granted to Sublandlord, as Tenant, under the Prime Lease, including, without limitation, the terms and provisions of Section 4.G. of the Prime Lease. Subtenant acknowledges and agrees that its right to use such parking area shall be upon the terms and conditions set forth in the Prime Lease, including, without limitation, any and all regulations promulgated by Landlord with respect thereto.

         26.     Signage. Sublandlord and Subtenant hereby acknowledge and agree that so long as Subtenant is not in default under this Sublease, Subtenant shall be granted the right provided to Sublandlord, as Tenant under the Prime Lease, to install the Building Sign as set forth in Section 31 of the Prime Lease, subject to the following terms and conditions: (i) in no event shall Subtenant be permitted to install such Building Sign unless and until Subtenant obtains any and all necessary approvals in connection therewith, including, without limitation, the approval of Landlord, Sublandlord and any necessary governmental entity or agency having jurisdiction over the Premises; and (ii) Subtenant shall comply with all the terms and provisions of the Prime Lease and this Sublease in connection with the installation of same. Further, Sublandlord and Subtenant acknowledge and agree that subject to approval by Sublandlord (such approval not to be unreasonably withheld, conditioned or delayed) and Landlord, Subtenant shall have the right to utilize Subtenant’s Percentage Share of the remaining signage rights granted to Sublandlord under the Prime Lease, at Subtenant’s sole cost and expense. Such signage rights shall be subject to clauses (i) and (ii) set forth hereinabove with respect to the Building Sign. Any and all signage installed by Subtenant at the Premises shall be the responsibility and at the sole cost of Subtenant to repair, maintain, replace, and remove upon the expiration of the term of this Sublease or earlier termination hereof. Subtenant shall repair any damage caused to the Premises as a result of any such repair, maintenance, placement and/or removal of such signage.

         27.     Option to Extend. Sublandlord and Subtenant acknowledge and agree that Subtenant shall have the right to extend the term of this Sublease through August 31, 2012 (which is the expiration of the term of the Prime Lease) upon the following terms and conditions: (i) Subtenant shall provide Sublandlord with prior written notice of Subtenant’s election to so extend the term of this Sublease not less than nine (9) months prior the expiration of the then current term of this Sublease, time being of the essence; (ii) all of the terms and conditions of such extension term shall be the same as during the initial term of this Sublease except that the Minimum Rent shall be equal to the then current fair market rental rate for the Premises as agreed to between Sublandlord and Subtenant in their reasonable and good faith determination (if Sublandlord and Subtenant are unable to agree upon the then current fair market rental rate for the Premises within thirty (30) days following Sublandlord’s receipt of Subtenant’s exercise of its option to extend the Sublease term as set forth herein, then the parties shall submit such dispute to arbitration in accordance with the then current rules of the American Arbitration Association in order to resolve such dispute, with each party bearing one-half (1/2) of the cost of such arbitration); and (iii) Subtenant shall have no right to extend the term of this Sublease (a) if upon the exercise thereof by Subtenant and/or on the date upon which such extended term is to begin Subtenant is in default under this Sublease and/or (b) if Subtenant has assigned this Sublease or sublet all or any portion of the Premises to any party other than an Affiliate (as defined in Section 6(c)(i) of this Sublease).

         28.     Counterparts; Execution; Joint and Several Liability. This Sublease may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this Sublease to physically form one document. This Sublease may also be delivered by telefacsimile and any signature of a party on a telefacsimile copy shall be binding. Any party delivering an executed counterpart of this Sublease by telefacsimile shall also deliver by overnight service to the other party or parties an original counterpart of this Sublease, provided the failure to deliver an original counterpart shall not affect the validity, enforceability and binding effect of this Sublease. The obligations of CRII and CGI shall be joint and several and each of CRII and CGI shall be fully liable for the obligations imposed on the Subtenant under this Sublease regardless of the obligations of the other party. In no event shall Sublandlord be required to proceed against one of the parties comprising Subtenant hereunder prior to proceeding under this Sublease against the other party comprising Subtenant hereunder.

         IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the date aforesaid.

SUBLANDLORD:

ATTEST:		GATEWAY, INC., a Delaware corporation

By:		By: /s/ Stephen Smurthwaite
Its: Vice President
Its:

SUBTENANT:

ATTEST:		COSTAR REALTY INFORMATION, INC., a Delaware corporation

By: Its:	/s/ Carla Garrett Secretary	By: /s/ Andrew Florance Its: Chief Executive Officer

ATTEST:		COSTAR GROUP, INC., a Delaware corporation

By: Its:	/s/ Carla Garrett Secretary	By: /s/ Andrew Florance Its: Chief Executive Officer

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